Exhibit 5(b)

Tel 214.220.7700 Fax 214.220.7716

November 4, 2009

Energy Future Holdings Corp.

1601 Bryan Street

Dallas, Texas 75201

Energy Future Competitive Holdings Company

1601 Bryan Street

Dallas, Texas 75201

Re:	9.75% Senior Secured Notes due 2019

Ladies and Gentlemen:

We have acted as counsel for Energy Future Holdings Corp., a Texas corporation (“EFH Corp.”), Energy Future Competitive Holdings Company, a Texas corporation (“EFCH”), Energy Future Intermediate Holding Company LLC, a Delaware limited liability company (“EFIH”), and EFIH Finance Inc., a Delaware corporation (“EFIH Finance”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by EFH Corp., EFIH, EFIH Finance and EFCH for registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) up to $1,350,000,000 aggregate principal amount of 9.75% Senior Secured Notes due 2019 of EFH Corp. (the “New EFH Senior Secured Notes”); (ii) up to $1,650,000,000 aggregate principal amount of 9.75% Senior Secured Notes due 2019 of EFIH and EFIH Finance; (iii) the guarantee by EFCH of the New EFH Senior Secured Notes (the “EFCH Guarantee”); and (iv) the guarantee by EFIH of the New EFH Senior Secured Notes (together with the EFCH Guarantee, the “Guarantees”). The New EFH Senior Secured Notes and the Guarantees will be issued under an Indenture (the “Indenture”) among EFH Corp, EFIH, EFCH and The Bank of New York Mellon Trust Company, N.A., as Trustee, a form of which is filed as Exhibit 4(k) to the Registration Statement.

In connection with rendering the opinions set forth below, we have examined (i) the Restated Certificate of Formation of EFH Corp.; (ii) the Amended and Restated By-Laws of EFH Corp.; (iii) the Second Amended and Restated Articles of Incorporation of EFCH; (iv) the Restated Bylaws of TXU US Holdings Company (now known as EFCH); (v) a form of the indenture (the “EFH Corp. Indenture”) to be executed among EFH Corp., EFIH, EFCH and The Bank of New York Mellon Trust Company, N.A., as trustee, which has been filed

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Shanghai Tokyo Washington	Trammell Crow Center, 2001 Ross Avenue, Suite 3700 Dallas, TX 75201-2975 Tel +1.214.220.7700 Fax +1.214.220.7716 www.velaw.com

November 4, 2009 Page 2

with the Securities and Exchange Commission as an exhibit to the Registration Statement; (vi) resolutions adopted by the Executive Committee of the Board of Directors of EFH Corp.; (vii) resolutions adopted by the Pricing Committees of each of the Board of Directors of EFH Corp., the Board of Managers of EFIH and the Board of Directors of EFIH Finance; and (viii) unanimous written consents adopted by the Board of Directors of EFCH. We have made such other investigation as we have deemed appropriate. We have examined and relied on certificates of public officials. We have not independently established any of the facts so relied on.

For the purposes of this opinion letter, we have assumed that (i) each document submitted to us is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; and (iv) all signatures (other than signatures on behalf of EFH Corp. or EFCH) on each such document are genuine. We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on (other than EFH Corp. or EFCH) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have not verified any of the foregoing assumptions.

The opinions expressed in this opinion letter are limited to the laws of the State of Texas. We do not express any opinions as to the laws of any other jurisdiction.

Based on the foregoing and subject to the foregoing, we are of the opinion that:

1.	The execution and delivery of the New EFH Senior Secured Notes by EFH Corp. and the performance of EFH Corp.’s obligations thereunder have been duly authorized by all necessary corporate action of EFH Corp.

2.	The execution and delivery of the EFCH Guarantee and the performance of EFCH’s obligations thereunder have been duly authorized by all necessary corporate action of EFCH.

3.	The execution and delivery of the EFH Corp. Indenture by EFH Corp. and the performance of EFH Corp.’s obligations thereunder have been duly authorized by all necessary corporate action of EFH Corp.

November 4, 2009 Page 3

4.	The execution and delivery of the EFH Corp. Indenture by EFCH and the performance of EFCH’s obligations thereunder have been duly authorized by all necessary corporate action of EFCH.

We express no opinion as to any matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implicated therefrom. The opinions expressed herein are given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur.

We hereby consent to the filing of this opinion letter as Exhibit 5(b) to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. Simpson Thacher & Bartlett LLP may rely on this opinion letter in connection with the opinion letter that it is filing as Exhibit 5(a) to the Registration Statement.

Very truly yours,

/s/ Vinson & Elkins L.L.P.